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                                                                    EXHIBIT 12.1

                               ATHEROGENICS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                    THREE MONTHS ENDED
                                         MARCH 31,                            FISCAL YEARS ENDED DECEMBER 31,
                                    ------------------ -----------------------------------------------------------------------------
                                           2005            2004            2003            2002            2001            2000
                                           ----            ----            ----            ----            ----            ----
EARNINGS:
Net loss                               $(18,631,557)   $(69,589,232)   $(53,287,821)   $(27,965,507)   $(17,639,583)   $(13,949,522)
Add: Fixed charges                        2,103,573       5,192,894       1,954,402          50,689          21,534          36,555
Less: Capitalized interest                       --              --              --              --              --              --
                                       ------------    ------------    ------------    ------------    ------------    ------------
Earnings                               $(16,527,984)   $(64,396,338)   $(51,333,419)   $(27,914,818)   $(17,618,049)   $(13,912,967)
                                       ============    ============    ============    ============    ============    ============

FIXED CHARGES:
Interest expense                       $  2,103,573    $  5,192,894    $  1,954,402    $     50,689    $     21,534    $     36,555
Debt discount on note obligation                 --              --              --              --              --              --
                                       ------------    ------------    ------------    ------------    ------------    ------------
Fixed charges                          $  2,103,573    $  5,192,894    $  1,954,402    $     50,689    $     21,534    $     36,555
                                       ============    ============    ============    ============    ============    ============
Deficiency of earnings available to
   cover fixed charges                 $(18,631,557)   $(69,589,232)   $(53,287,821)   $(27,965,507)   $(17,639,583)   $(13,949,522)
                                       ============    ============    ============    ============    ============    ============
Ratio of earnings to fixed charges(1)            --              --              --              --              --              --
                                       ============    ============    ============    ============    ============    ============

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1.       Fixed charges do not include estimates for interest within rental expense, which was not considered material for all periods presented.